UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 29, 2018

SUNDANCE STRATEGIES, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-50547	88-0515333
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

4626 North 300 West, Suite No. 365

Provo, Utah  84604

 (Address of Principal Executive Offices, including zip code)

(801) 717-3935

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

Sundance Strategies, Inc. and Subsidiary (“the Company”) is currently focused on the purchase of net insurance benefit contracts (“NIBs”) based on life settlements or life insurance policies. The investment in NIBs is a residual economic beneficial interest in a portfolio of life insurance policies that have been financed by an independent third party via a loan from lenders.  The Company does not take possession or control of the life insurance policies, nor is the associated debt related to the maintenance of these policies an obligation of the Company. The owners of the life insurance policies acquire such policies at a discount to their face value and finance the ongoing life insurance premiums through third-party loans. The policies are used as collateral on the loans.

At January 15, 2018, the Company held NIBs related to life insurance policies with death benefits approximating $48 million that were secured with loans approximating $12 million, with the loans due on January 15, 2018. The owners worked with the lender to extend the loans, but without success. On May 29, 2018, the owners entered in an agreement that completed a strict foreclosure transaction that transferred these policies to the lender in full satisfaction of the loan obligation. The Company’s carrying value of investment in NIBs relating to the above-mentioned life insurance policies totaled approximately $5 million at March 31, 2017, which amount will be reduced to zero because of the foreclosure transaction. This impairment of investment in NIBs will also reduce to zero any expected future cash flows associated with the impaired investment in NIBs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE STRATEGIES, INC.

Date:	June 5, 2018	By:	/s/ Randall F. Pearson
Randall F. Pearson
President and Director